Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

March 29, 2004

Avnet Announces Results of the Tender Offer For Its
7 7/8% Notes Due February 15, 2005

Phoenix, Arizona – March 29, 2004 - Avnet, Inc. (NYSE:AVT) today announced that it has accepted for purchase $273.4 million aggregate principal amount of its 7 7/8% Notes due February 15, 2005 (the “Notes”) that were tendered in response to its tender offer for any and all of the $360 million outstanding principal amount of Notes. The tender offer expired at midnight, New York City time, on Friday, March 26, 2004.

Avnet intends to use the proceeds from its recently completed issuance of $300 million in aggregate principal amount of 2% Convertible Senior Debentures due 2034 to fund the purchase of the Notes in the tender offer and the payment of accrued interest and associated expenses. Payment of the aggregate purchase price, including accrued interest, is expected to be made promptly. The Company will record a charge in its third fiscal quarter ending April 3, 2004 of approximately $16.4 million pre-tax and $11.3 million after-tax, or $0.09 per share, for the premium paid to investors who tendered their Notes and other expenses associated with the transaction.

The estimated impact on interest expense of the combination of the March 5, 2004 issuance of the 2% Convertible Senior Debentures due 2034, the payoff at maturity of the $100 million of 6 7/8% Notes due March 15, 2004 and the purchase of the Notes tendered will be a reduction of approximately $5.5 million pre-tax, or roughly $0.03 per share, on a quarterly basis. Interest expense in the Company’s third quarter of fiscal 2004 is expected to be approximately the same as in the prior sequential quarter, with the full impact of these refinancing activities to be reflected in its fourth quarter results.

Forward Looking Statements

This press release contains certain “forward-looking statements.” The forward-looking statements herein include words such as “will,” “expect,” and “intend.” These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.

Additional Information

Phoenix, Ariz.-based Avnet, Inc., a Fortune 500 company with fiscal year 2003 sales (year ended June 27, 2003) of $9.05 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 68 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com or at 480-643-7053.

CONTACT:	Avnet, Inc. Investor Relations 480/643-7053 investorrelations@avnet.com